UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):
January 9, 2023
Live Nation Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32601	20-3247759
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

9348 Civic Center Drive
Beverly Hills, California	90210
(Address of principal executive offices)	(Zip Code)

(310) 867-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $.01 Par Value Per Share	LYV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01    Entry into a Material Definitive Agreement.

Indenture and Notes

On January 12, 2023, Live Nation Entertainment, Inc. (the “Company”) closed its previously announced offering of $1.0 billion principal amount of 3.125% Convertible Senior Notes due 2029 (the “Notes”). The Notes were issued pursuant to an indenture (the “Indenture”) dated as of January 12, 2023 between the Company and HSBC Bank USA, National Association, as trustee (the “Trustee”).

In connection therewith, on January 9, 2023, the Company entered into a purchase agreement (the “Purchase Agreement”) with certain initial purchasers (the “Initial Purchasers”) agreeing, subject to customary conditions, to issue and sell the Notes to the Initial Purchasers. Pursuant to the Purchase Agreement, the Company granted the Initial Purchasers an option to purchase, for settlement within a period of 13 days from, and including, January 12, 2023, up to an additional $100.0 million principal amount of Notes. On January 10, 2023, the Initial Purchasers informed the Company that they were exercising their option to purchase the additional $100.0 million of Notes. The Notes issued on January 12, 2023 include $100.00 million principal amount of Notes issued pursuant to the full exercise by the initial purchasers of such option.

After payment of the cost of entering into the capped call transactions described below, the use of approximately $489.3 million of the net proceeds from the Notes offering to repurchase approximately $440.0 million aggregate principal amount of its 2.5% convertible senior notes due 2023 and the payment of fees and expenses, the Company intends to use the remaining proceeds from the Notes offering for general corporate purposes, which may include the repayment or repurchase of certain of the Company’s outstanding indebtedness.

The Notes will be the Company’s senior, unsecured obligations and will be (i) equal in right of payment to the rights of creditors under the Company’s other existing and future unsecured unsubordinated indebtedness; (ii) senior in right of payment to the rights of creditors under indebtedness expressly subordinated to the Notes; (iii) effectively subordinated to the Company’s existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness; and (iv) structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent the Company is not a holder thereof) preferred equity, if any, of the Company’s subsidiaries. The Notes will not be guaranteed by any of the Company’s subsidiaries.

The Notes will accrue interest at a rate of 3.125% per annum, payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2023. The Notes will mature on January 15, 2029, unless earlier repurchased, redeemed or converted. The Notes are convertible, at a holder’s election, in multiples of $1,000 principal amount, into cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, with such form of consideration at the Company’s election, based on the applicable conversion rate and only under certain circumstances specified within the Indenture. The initial conversion rate for the Notes is 9.2259 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $108.39 per share of common stock), subject to adjustment as provided in the Indenture. Holders will not receive any cash payment or additional shares representing accrued and unpaid interest upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash, shares of the Company’s common stock or the combination of cash and shares of the Company’s common stock paid or delivered, as the case may be, to a holder upon conversion.

The Notes will be redeemable in whole or in part, at the Company’s option, on a redemption date occurring on or after January 21, 2026 and before the 41st scheduled trading day before the maturity date, but only if the last reported sale price per share of the Company’s common stock equals or exceeds 130% of the conversion price (i) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related redemption notice; and (ii) the trading day immediately before the date the Company sends such notice. In addition, calling any Note for redemption will constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) with respect to that Note, in which case the conversion rate applicable to the conversion of that Note will be increased in certain circumstances if it is converted after it is called for redemption.

If certain corporate events that constitute a “Fundamental Change” (as defined in the Indenture) occur, then noteholders may require the Company to repurchase their Notes at a cash repurchase price equal to the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the Fundamental Change repurchase date. The definition of Fundamental Change includes certain business combination transactions involving the Company and certain de-listing events with respect to the Company’s common stock.

If an event of default as defined in the Indenture occurs and is continuing (other than specified events of bankruptcy or insolvency with respect to the Company), the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare all the outstanding Notes to be due and payable immediately. If an event of default relating to specified events of bankruptcy or insolvency with respect to the Company occurs, all the outstanding Notes will immediately become due and payable without any declaration or other act on the part of the trustee or any holders of the Notes.

With the exception of covenants restricting the Company’s ability to merge, consolidate or sell substantially all of the Company’s assets, the Indenture does not provide for restrictive covenants.

The above description of the Indenture and the Notes is a summary and is not complete. A copy of the Indenture and the form of the certificate representing the Notes will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending March 31, 2023, and the above summary is qualified by reference to the terms of the Indenture and the Notes set forth in such exhibits.

Capped Call Transactions

On January 9, 2023, in connection with the pricing of the Notes, the Company entered into privately negotiated capped call transactions (the “Base Capped Call Transactions”) with one or more of the Initial Purchasers or their affiliates and other financial institutions (the “Option Counterparties”). In addition, on January 10, 2023, in connection with the Initial Purchasers’ exercise of their option to purchase additional Notes, the Company entered into additional capped call transactions (the “Additional Capped Call Transactions,” and, together with the Base Capped Call Transactions, the “Capped Call Transactions”) with each of the Option Counterparties. The Capped Call Transactions cover, subject to customary anti-dilution adjustments, the aggregate number of shares of the Company’s common stock that initially underlie the Notes, and are expected generally to reduce potential dilution to the Company’s common stock upon any conversion of Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of converted Notes, as the case may be, with such reduction and/or offset subject to a cap, based on the cap price of the Capped Call Transactions. The cap price of the Capped Call Transactions is initially $144.52, which represents a premium of 100% over the last reported sale price of the Company’s common stock on January 9, 2023. The cost of the Base Capped Call Transactions was approximately $68.0 million. The cost of the Additional Capped Call Transactions was approximately $7.6 million.

The Capped Call Transactions are separate transactions, each between the Company and the applicable Option Counterparty, and are not part of the terms of the Notes and will not affect any holder’s rights under the Notes or the Indenture. Holders of the Notes will not have any rights with respect to the Capped Call Transactions.

The above description of the Capped Call Transactions is a summary and is not complete. Copies of the forms of the confirmations for the Capped Call Transactions will be filed as exhibits to our Quarterly Report on Form 10-Q for the quarter ending March 31, 2023, and the above summary is qualified by reference to the terms of the confirmations set forth in such exhibits.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated into this Item 2.03 by reference.

Item 3.02    Unregistered Sales of Equity Securities

The information set forth under Item 1.01 is incorporated into this Item 3.02 by reference. The Notes were issued to the Initial Purchasers in reliance on Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”) in transactions not involving any public offering, and the Initial Purchasers resold the Notes in reliance upon Rule 144A under the Securities Act to persons reasonably believed to be “qualified institutional buyers,” as defined therein. Any shares of the Company’s common stock that may be issued upon conversion of the Notes will be issued in reliance upon Section 3(a)(9) of the Securities Act as involving an exchange by the Company exclusively with its security holders. Initially, a maximum of 13,838,900 shares of the Company’s common stock may be issued upon conversion of the Notes, based on the initial maximum conversion rate of 13.8389 shares of common stock per $1,000 principal amount of Notes, which is subject to customary anti-dilution adjustment provisions.

Item 8.01    Other Events.

On January 9, 2023, the Company issued two press releases, one announcing that it had launched its private offering of Notes and one announcing that it had priced its private offering of Notes. On January 12, 2023, the Company issued a press release announcing that it had closed its private offering of Notes. Copies of these press releases are filed as Exhibits 99.1, 99.2 and 99.3 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
99.1	Press Release, dated January 9, 2023, issued by Live Nation Entertainment, Inc. titled “Live Nation Entertainment Announces Launch Of Convertible Senior Notes Offerings”.
99.2	Press Release, dated January 9, 2023, issued by Live Nation Entertainment, Inc. titled “Live Nation Entertainment Announces Pricing Of Upsized Convertible Senior Notes Offerings”.
99.3	Press Release, dated January 12, 2023, issued by Live Nation Entertainment, Inc. titled “Live Nation Entertainment Announces Closing Of Upsized Convertible Senior Notes Offerings”.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Forward Looking Statements

Certain statements in this Current Report on Form 8-K may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. The Company wishes to caution its investors that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company’s investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Current Report on Form 8-K. All subsequent written and oral forward-looking statements by or concerning the Company are expressly qualified in their entirety by the cautionary statements above. The Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Live Nation Entertainment, Inc.

By:	/s/ Brian Capo
Brian Capo
Senior Vice President and Chief Accounting Officer
January 12, 2023